Exhibit 99

Best Buy Announces Holiday Revenue Results
Domestic comparable store sales flat
Free cash flow guidance updated

MINNEAPOLIS, January 11, 2013 -- Best Buy Co., Inc. (NYSE: BBY) today announced revenue of $12.8 billion for the nine weeks ended January 5, 2013 compared to $12.9 billion for the nine weeks ended December 31, 2011.

Fiscal 2013 Holiday Revenue Summary
($ billion)

			Comparable Store Sales % Change(1)
		Revenue %	9 weeks ended
	Revenue	Change	Jan. 5, 2013	Dec. 31, 2011
Total company	$12.8	(0.4)	(1.4)	(0.4)
Domestic segment	$9.9	(1.2)	0.0	0.3
International segment	$2.9	2.2	(6.4)	(3.1)

"One of the first priorities of our Renew Blue strategy is to stabilize and then begin improving our comparable store sales. During the most important period in the retail calendar - the holiday sales season - we were able to improve our Domestic comparable store sales trends compared to the performance of the last several quarters and continue our strong traffic growth in our online business. Our holiday selling strategy, backed by a compelling assortment, increased employee training and price match policy, allowed us to deliver these results," said Best Buy President and CEO Hubert Joly. "While it will be a journey with ups and downs, we are focused on becoming an increasingly effective multi-channel retailer and engaging with the tens of millions of consumers who shop us online and in-store," Joly added.

Best Buy's Domestic segment online channel delivered revenue of $1.1 billion, a 10 percent revenue increase compared to the prior-year period, driven by a traffic increase. Best Buy's strong online performance was recognized by various third parties, in particular:

•	ComScore indicated Best Buy was in the top three most trafficked websites for the Thanksgiving holiday and Black Friday

•	Experian data ranked Best Buy as the No. 3 retail website on Cyber Monday with 9.3 million visits

Domestic comparable store sales for the period were flat. The company recorded positive comparable store sales growth in mobile phones, tablets/eReaders and appliances. In contrast, comparable store sales in entertainment, televisions and computing declined.

The International segment comparable store sales decline of 6.4 percent was driven by comparable store sales declines in Canada and China. Sales results for all countries in the International segment other than Canada are reported on a one-month lag.

Exhibit 99

Fiscal 2013 Financial Guidance
Driven by solid performance in the holiday period, comparable store sales, gross margin, earnings and inventory levels continue to be in line with the assumptions that supported the company's fiscal year 2013 free cash flow2 guidance provided on November 20, 2012 that was in the range of $850 million to $1.05 billion. Accounts payable as a percentage of inventories, however, which was assumed to be consistent with prior year, is now expected to be lower than prior year due to (1) the earlier than expected receipt, and therefore payment of, inventory purchases and (2) a shift in sales mix to higher velocity merchandise categories that carry shorter payment terms (note: overall vendor payment terms were consistent with prior year). As a result, the company now expects free cash flow for fiscal year 2013 to be approximately $500 million. As consistent with previous guidance, this free cash flow estimate excludes the impact of previously announced restructuring activities and change in restricted cash related to working capital.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded, and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) Best Buy defines free cash flow as total cash provided by (used in) operating activities less additions to property and equipment. This non-GAAP financial measure assists investors in making a ready comparison of the company's expected free cash flow for the year ending February 2, 2013, against the company's results for the respective prior-year periods and against management's previously provided expectations. The company's free cash flow guidance excludes the impact of previously announced restructuring activities and includes an expected benefit from a change in restricted cash related to working capital, which is included within investing activities on the condensed consolidated statements of cash flows. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on May 1, 2012. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is the global leader in consumer electronics. We offer a unique promise to our large and loyal customer base including the latest devices and services; competitive prices; and the ability to shop when and where you want. Additionally, our “Blue Shirt” sales associates and Geek Squad agents are the authority on consumer electronics, delivering unbiased, knowledgeable advice hundreds of millions of times a year and offering unmatched support for the lifetime of the products we sell. Shop online at http://www.bestbuy.com/ or stop by one of our Best Buy or Best Buy Mobile stores to touch,

Exhibit 99

test and try the latest technology. To learn more about Best Buy, visit us at http://www.investors.bestbuy.com/. Find us on Facebook at https://www.facebook.com/bestbuy and follow us on Twitter at @BestBuy.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

Exhibit 99

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Nine Weeks Ended		Nine Weeks Ended
	Jan. 5, 2013	Dec. 31, 2011	Jan. 5, 2013	Dec. 31, 2011
Consumer Electronics	36%	39%	(7.0)%	(3.5)%
Computing and Mobile Phones	42%	36%	14.0%	13.7%
Entertainment	13%	16%	(17.8)%	(16.3)%
Appliances	4%	4%	10.7%	14.8%
Services(1)	4%	4%	(3.1)%	(3.4)%
Other	1%	1%	n/a	n/a
Total	100%	100%	0.0%	0.3%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Nine Weeks Ended		Nine Weeks Ended
	Jan. 5, 2013	Dec. 31, 2011	Jan. 5, 2013	Dec. 31, 2011
Consumer Electronics	26%	22%	(16.0)%	(6.8)%
Computing and Mobile Phones	52%	57%	0.3%	1.7%
Entertainment	8%	7%	(16.0)%	(15.4)%
Appliances	8%	8%	(12.3)%	2.0%
Services(1)	6%	6%	6.3%	(5.7)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(6.4)%	(3.1)%

(1) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

4